UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2012

RVUE HOLDINGS, INC.

 (Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

000-54348	94-3461079
(Commission File Number)	(IRS Employer Identification No.)

100 N.E. 3rd Avenue, Suite 200, Fort Lauderdale, Florida 33301
(Address of Principal Executive Offices) (Zip Code)

954-525-6464

 (Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported in our Current Report on Form 8-K filed with the SEC on February 6, 2012, on January 27, 2012 (the “Closing Date”), rVue Holdings, Inc. (the “Company”) entered into a Promissory Note Purchase Agreement with the buyers listed therein (“Holders”). The Company sold to the Holders secured convertible promissory notes (the “Notes”) in the aggregate principal amount of $1,188,066.57, which included $288,068.57 of Notes issued in exchange for secured convertible promissory notes (“Old Notes”) which the Company had previously sold to investors. On February 3, 2012 the Company sold to one Holder, a Note in principal amount of $35,000. The Company received net proceeds of $35,000 from the sale of this Note, and a total of $935,000 for all Notes sold.

The Notes bear interest at the rate of 6% per annum. To the extent that the Notes have not been previously converted in accordance with its terms, the Company shall repay the outstanding principal balance of the Notes, and any accrued but unpaid interest then due and payable, in full on January 31, 2013 (the “Maturity Date”). At the Maturity Date, the Holder may, at its option, convert the unpaid principal and accrued interest into shares of the Company’s common stock, $.001 par value (“Common Stock”), at $.20 per share.

If the Company enters into a financing after the Closing Date, but prior to the Maturity Date, in which the Company receives aggregate gross proceeds of at least $500,000 (a “Subsequent Financing”) then all of the unpaid principal amount of the Notes and any accrued but unpaid interest on the Notes shall automatically (without any further action required by the Holder or the Company) be deemed converted into fully paid and non-assessable securities of the Company sold in the Subsequent Offering (the “Subsequent Offering Securities”) on the same terms and conditions as the investors in the Subsequent Offering; provided, however, that the number of Subsequent Offering Securities to be issued to the Holder upon such conversion shall be equal to the quotient, rounded to the nearest whole number, obtained by dividing (x) the unpaid principal amount of the Note plus any accrued but unpaid interest thereon by the lower of (y) 70% of the price per security issued in the Subsequent Offering or (z) $.20 (the “Conversion Price”).

In addition, the Company issued to the Holders, for each $1.00 they invested in the Notes, warrants to purchase 2.5 shares of Common Stock, for a total of 2,970,166 shares of our Common Stock issuable upon exercise of the warrants (the “Warrant Stock”). The warrants have a cash exercise price of $.20 per share (“Warrant Price”) and are exercisable for a period of five years. The Warrant Stock may be redeemed prior to their expiration date, at the option of the Company, at a price of $.001 per share (the “Redemption Price”) upon 10 days written notice to the Holder; provided that (i) the Common Stock has had a closing sales price greater than $1.00 per share for twenty (20) consecutive trading days and (ii) at the date of the redemption notice and during the entire redemption period there is an effective registration statement covering the resale of the Warrant Stock. The Warrant may be exercised by the Holder, for cash, at any time after notice of redemption has been given by the Company and prior to the time and date fixed for redemption. On and after the redemption date, the Holder shall have no further rights except to receive, upon surrender of the Warrant, the Redemption Price of the applicable Warrant Stock.

If the Company fails to raise $1,500,000 through the sale of Common Stock within 180 days of the Closing Date, (i) the Notes shall thereafter be amended to reflect that the Conversion Price set forth therein shall be reduced from $.20 to $.10 without further action, and (ii) the Warrants shall thereafter be amended to reflect that the Warrant Price set forth therein shall be reduced from $.20 to $.10 without further action.

The Notes are secured by a first priority security interest on all of the Company’s and its subsidiaries’ assets pursuant to a Security Agreement, which also provides that David Loppert, the Company’s Chief Financial Officer, shall act as Collateral Agent for the Holders. The Holders and David Loppert have entered into a Collateral Agent Agreement in connection with this arrangement.

In connection with the sale of the Notes, the Company agreed to reimburse iVue Holdings, LLC (the “Lead Investor”), for costs and expenses incurred by it (including, without limitation, legal and administrative fees) in the amount of $65,000 payable in cash or in Common Stock at the election of the Company within 15 business days of the Closing Date. The Lead Investor is controlled by Alto Molise, LLC. Robert Roche, the sole stockholder of Acorn Composite Corp., a company that beneficially owned 12.3% of our outstanding Common Stock prior to this transaction, is the grantor of the trust that owns Alto Molise, LLC. Additionally, Patrick O’Donnell, one of our directors, is a minority member of the Lead Investor.

The foregoing description of the transaction and the documents does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Form of Secured Convertible Promissory Note, which is filed as Exhibit 4.1 hereto, (ii) the Form of Warrant which is filed as Exhibit 4.2 hereto, (iii) the Promissory Note Purchase Agreement, which is filed as Exhibit 4.3 hereto, (iv) the Security Agreement, which is filed as Exhibit 4.4 hereto, and (v) the Collateral Agent Agreement, which is filed as Exhibit 4.5 hereto, each of which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Secured Convertible Promissory Note. *
4.2	Form of Warrant. *
4.3	Promissory Note Purchase Agreement dated as of January 27, 2012 among the Company and the investors listed therein. *
4.4	Security Agreement dated as of January 27, 2012 among the Company, the collateral agent and the noteholders listed therein. *
4.5	Collateral Agent Agreement dated as of January 27, 2012 among David Loppert, as collateral agent, and the noteholders listed therein. *

* - Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVUE HOLDINGS, INC.

Dated: February 6, 2012	By: /s/David A. Loppert
David A. Loppert
Chief Financial Officer